UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2013

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2012 Bonus Determinations

On March 27, 2013, the Compensation Committee of the Board of Directors of Central Garden & Pet Company (the “Company”) approved cash bonus payments to certain of the Company’s named executive officers in respect of fiscal 2012. This bonus compensation information was not included in the Summary Compensation Table included in the Company’s Proxy Statement for its 2013 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on January 11, 2013 (the “Proxy Statement”), because the amount of the bonuses had not been determined at the time of filing the Proxy Statement. In accordance with Item 5.02(f), the table below updates the Bonus and Total columns in the fiscal 2012 summary compensation table for the named executive officers previously set forth in the Proxy Statement. No other amounts have changed.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
William E. Brown Chairman and Chief Executive Officer	2012	$675,000	—		—	—	$13,870	$688,870
	2011	$650,000	—		—	$999,628	$13,578	$1,945,281
	2010	$650,000	$350,000		$449,500	$482,400	$13,381	$1,663,206

Gus D. Halas President and Chief Executive Officer Central Operating Companies (5)	2012	$691,808	—		$163,625	$1,007,000	$305,846	$2,168,279
	2011	$265,000	$400,000		$509,355	$999,628	$1,144,746	$3,318,729

Steven LaMonte Executive Vice President and President – Garden (6)	2012	$163,462	$45,000	(4)	$374,000	$210,400	$113,070	$905,932

Frank P. Palantoni Executive Vice President and President – Pet Products (7)	2012	$492,308	—		—	$247,500	$76,270	$816,078
	2011	$265,385	$106,000		$472,500	$273,000	$63,176	$1,180,061

Lori A. Varlas Senior Vice President and Chief Financial Officer (8)	2012	$409,231	$105,000	(4)	—	$123,750	$26,567	$664,548
	2011	$296,692	$100,000		$378,000	$136,500	$21,917	$933,109

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.
(2)	This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 13, 2012 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2012 are detailed in the following table:

Description	Brown	Halas	LaMonte	Palantoni	Varlas
Company matching contribution to 401(k) plan	$2,500	$3,050	$654	$2,408	$3,050
Medical and life insurance premiums	11,370	11,517	4,330	11,517	11,517
Car allowance or lease	—	12,000	5,000	12,000	12,000
Relocation expenses	—	20,960	50,000	27,313	—
Housing allowance	—	126,000	—	—	—
Tax gross-up payments	—	132,319	53,086	23,033	—

Total	$13,870	$305,846	$113,070	$76,270	$26,567

(4)	Bonuses for fiscal 2012 were determined on March 27, 2013.
(5)	Mr. Halas was appointed President and Chief Executive Officer of the Central Operating Companies in April 2011.
(6)	Mr. LaMonte was appointed Executive Vice President and President – Garden Products in May 2012.
(7)	Mr. Palantoni was appointed Executive Vice President and President – Pet Products in February 2011.
(8)	Ms. Varlas was appointed Senior Vice President and Chief Financial Officer in December 2010.

Fiscal 2012 Annual Bonus

The Compensation Committee determines the actual amount of bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. The Committee generally sets potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

Beginning in early 2013, the Committee met several times to consider bonuses based on the Company’s performance in fiscal 2012. The following table sets forth the target bonus and actual bonus paid to the named executive officers for fiscal 2012:

	% of Fiscal 2012 Base Salary		Bonus For Fiscal 2012
Executive Officer	Target	Actual
William E. Brown	75%	0%	$0
Gus D. Halas	75%	0%	$0
Steven LaMonte	50%	28%	$45,000	(1)
Frank P. Palantoni	50%	0%	$0
Lori A. Varlas	50%	26%	$105,000

(1)	Pro-rated for partial year of employment. Actual represents percentage of fiscal 2012 salary.

In determining whether to award bonuses to the named executive officers for fiscal 2012, the Committee considered the Company’s disappointing financial performance in fiscal 2012, as measured by EBIT and earnings per share, among other factors, as well as progress made during fiscal 2012 in implementing the Company’s transformational change initiative. The Committee also considered individual performance. The Committee considered each of these measures against the comparable prior year performance and the Company’s plan for fiscal 2012, as opposed to particular pre-determined targets or similar metrics within the Company’s industries. Because of the disappointing financial performance in fiscal 2012, the Committee did not award a bonus to Mr. Brown. Because of the disappointing financial performance in fiscal 2012 and the transition of Mr. Halas and Mr. Palantoni to consulting positions in 2013, the Committee did not award bonuses to either Mr. Halas or Mr. Palantoni. Bonuses were awarded to Mr. LaMonte and Ms. Varlas for their individual efforts during fiscal 2012, including their work in implementing the Company’s transformational change initiative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ John R. Raneilli
John R. Ranelli
President and Chief Executive Officer

Dated: April 2, 2013

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